                                    PEP BOYS
                               [GRAPHIC OMITTED]

                       THE PEP BOYS -- MANNY, MOE & JACK

                       Offer To Purchase For Cash Up To
                     10,000,000 Shares Of Its Common Stock
                  At A Purchase Price Not Greater Than $16.00
                        Nor Less Than $13.50 Per Share

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 22, 1999, UNLESS THE OFFER IS EXTENDED.

The Pep Boys -- Manny, Moe & Jack, a Pennsylvania corporation (the "Company"), hereby invites its shareholders to tender up to 10,000,000 shares of its common stock, par value $1.00 per share ("Common Stock") (shares of Common Stock, together with associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of December 5, 1997, between the Company and First Union National Bank, as Rights Agent, are hereinafter referred to as "Shares"), to the Company at prices not greater than $16.00 nor less than $13.50 per Share, net to the seller in cash, without interest thereon, as specified by tendering shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $16.00 nor less than $13.50 per Share), net to the seller in cash (the "Purchase Price"), that will allow it to purchase 10,000,000 Shares (or such lesser number of Shares as are validly tendered and not properly withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including, among other things, the financing condition and the proration and conditional tender provisions referred to herein. Certificates representing Shares tendered at prices in excess of the Purchase Price and not properly withdrawn and Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 10,000,000 Shares pursuant to the Offer. See Section 15, "Extension of Offer; Termination; Amendment".

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, CONDITIONED UPON THE COMPANY HAVING OBTAINED SUFFICIENT FINANCING TO FUND THE PURCHASE OF SHARES TENDERED IN THE OFFER AND PAY ALL RELATED FEES AND EXPENSES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. See Section 7, "Certain Conditions of The Offer".

The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "PBY". On December 22, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $13.50. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8, "Price Range of Shares; Dividends".

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                     The Dealer Manager for the Offer is:

                        [CREDIT SUISSE FIRST BOSTON LOGO]

December 23, 1998

                                   IMPORTANT

     Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to American Stock Transfer and Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such tendered Shares to the Depositary (with all such other documents), (b) tender such Shares pursuant to the procedure for book-entry delivery set forth in
Section 3, or (c) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     TO EFFECT A VALID TENDER OF SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from MacKenzie Partners, Inc., which is acting as Information Agent (the "Information Agent"), or from Credit Suisse First Boston Corporation, which is acting as Dealer Manager (the "Dealer Manager"), and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS


                                                                         PAGE
                                                                        -----
SUMMARY .............................................................     4
INTRODUCTION ........................................................     6
THE OFFER ...........................................................     9
 1. NUMBER OF SHARES; PRORATION .....................................     9
 2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER ..............    11
 3. PROCEDURES FOR TENDERING SHARES .................................    14
 4. WITHDRAWAL RIGHTS ...............................................    18
 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE ................    19
 6. CONDITIONAL TENDER OF SHARES ....................................    20
 7. CERTAIN CONDITIONS OF THE OFFER .................................    20
 8. PRICE RANGE OF SHARES; DIVIDENDS ................................    22
 9. SOURCE AND AMOUNT OF FUNDS ......................................    22
 10. CERTAIN INFORMATION CONCERNING THE COMPANY .....................    23
 11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS
    AND ARRANGEMENTS CONCERNING SHARES ..............................    25
 12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION
    UNDER THE EXCHANGE ACT ..........................................    26
 13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS ....................    26
 14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ..........    27
 15. EXTENSION OF OFFER; TERMINATION; AMENDMENT .....................    29
 16. FEES AND EXPENSES ..............................................    30
 17. MISCELLANEOUS ..................................................    30

                                    SUMMARY

     This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase and the related Letter of Transmittal.



Number of Shares to be Purchased .........      10,000,000 Shares (or such lesser number of
                                                as are validly tendered pursuant to the Offer
                                                and not properly withdrawn).

Purchase Price ...........................      The Company will, upon the terms and
                                                subject to the conditions of the Offer, determine
                                                the lowest single per Share price (not greater
                                                than $16.00 nor less than $13.50 per Share)
                                                net to the seller in cash, without interest
                                                thereon, that will allow it to purchase
                                                10,000,000 Shares (or such lesser number of
                                                Shares as are validly tendered and not
                                                properly withdrawn) pursuant to the Offer. The
                                                Company will pay the Purchase Price for all
                                                Shares validly tendered at prices at or below
                                                the Purchase Price and not properly
                                                withdrawn, upon the terms and subject to the
                                                conditions of the Offer. Each shareholder desiring
                                                to tender Shares must specify in the Letter of
                                                Transmittal the minimum price (not greater
                                                than $16.00 nor less than $13.50 per Share)
                                                at which such shareholder is willing to have
                                                his or her Shares purchased by the Company.

Conditions to the Offer ..................      The Offer is conditioned upon the Company's
                                                having obtained sufficient financing to fund
                                                the purchase of Shares tendered in the Offer
                                                and pay all related fees and expenses, as
                                                described in Section 2. The Offer is also
                                                subject to certain other conditions. See Section 7,
                                                "Certain Conditions of the Offer".

How to Tender Shares .....................      See Section 3, "Procedures for Tendering
                                                Shares". Call the Information Agent, the
                                                Dealer Manager or your broker for assistance.

Brokerage Commissions ....................      None for registered shareholders who tender
                                                their Shares directly to the Depositary.
                                                Shareholders holding Shares through brokers or
                                                banks are urged to consult their brokers or
                                                banks to determine whether transaction costs
                                                are applicable if shareholders tender through
                                                the brokers or banks and not directly to the
                                                Depositary.

Stock Transfer Tax .......................      None, if payment is made to the registered
                                                holder.

Expiration and Proration Dates ...........      Friday, January 22, 1999 at 12:00 Midnight,
                                                New York City time, unless the Offer is
                                                extended by the Company (the "Expiration
                                                Date").

Proration ................................      In the event that proration of tendered Shares
                                                is required, proration for each shareholder
                                                tendering Shares, other than Odd Lot Holders
                                                (as defined below), shall be based on the ratio
                                                of the number of Shares tendered by such
                                                shareholder at or below the Purchase Price
                                                (and not properly withdrawn prior to the
                                                Expiration Date) to the total number of Shares
                                                tendered by all shareholders, other than Odd Lot
                                                Holders, at or below the Purchase Price (and
                                                not properly withdrawn prior to the Expiration
                                                Date).

Odd Lots .................................      There will be no proration of Shares tendered
                                                by any shareholder owning beneficially fewer
                                                than 100 Shares in the aggregate as of the
                                                close of business on December 22, 1998 and
                                                as of the Expiration Date, who tenders all
                                                such Shares at or below the Purchase Price
                                                prior to the Expiration Date and who checks
                                                the "Odd Lots" box in the Letter of Transmittal,
                                                and, if applicable, on the Notice of
                                                Guaranteed Delivery (an "Odd Lot Holder"). See
                                                Section 1, "Number of Shares; Proration".
Payment Date .............................      As soon as practicable after the Expiration
                                                Date.

Position of the Company and its Directors.      Neither the Company nor its Board of
                                                Directors makes any recommendation to any
                                                shareholder as to whether to tender or refrain
                                                from tendering Shares. Shareholders must
                                                make their own decisions whether to tender
                                                Shares and, if so, how many Shares to tender
                                                and the price or prices at which Shares should
                                                be tendered. The Company has been advised
                                                that none of its directors or executive officers
                                                intends to tender any Shares pursuant to the
                                                Offer.

Withdrawal Rights ........................      Tendered Shares may be withdrawn at any
                                                time prior to the expiration of the Offer (12:00
                                                Midnight, New York City time, on the
                                                Expiration Date) and, unless previously purchased,
                                                may also be withdrawn at any time after 12:00
                                                Midnight, New York City time, on February 22,
                                                1999. See Section 4, "Withdrawal Rights".
Further Developments Regarding the Offer .      Call the Information Agent, the Dealer
                                                Manager or your broker.

To the Holders of Shares of Common Stock of The Pep Boys -- Manny, Moe & Jack:


                                 INTRODUCTION


     The Pep Boys -- Manny, Moe & Jack, a Pennsylvania corporation (the "Company"), hereby invites its shareholders to tender up to 10,000,000 shares of its common stock, par value $1.00 per share ("Common Stock") (shares of Common Stock, together with associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of December 5, 1997, between the Company and First Union National Bank, as Rights Agent, are hereinafter referred to as "Shares"), to the Company at prices not greater than $16.00 nor less than $13.50 per Share, net to the seller in cash, without interest thereon, as specified by tendering shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").


     The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $16.00 nor less than $13.50 per Share), net to the seller in cash (the "Purchase Price"), that will allow it to purchase 10,000,000 Shares (or such lesser number of Shares as are validly tendered and not properly withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the financing condition and the proration and conditional tender provisions referred to herein. Certificates representing Shares tendered at prices in excess of the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tender will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 10,000,000 Shares pursuant to the Offer. See Section 15, "Extension of Offer; Termination; Amendment".

     The Company's obligation to purchase Shares pursuant to the Offer is conditioned upon, among other things, the Company's obtaining sufficient financing to fund the purchase of Shares tendered pursuant to the Offer and to pay all related fees and expenses. See Section 2, "Purpose of the Offer; Certain Effects of the Offer" and Section 7, "Certain Conditions of the Offer".

     As described in Section 2, the Company intends to undertake an issuance and sale (the "Financing") of senior notes of the Company (the "Senior Notes"). The Financing may be structured as a private placement, or as a public offering registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Financing is expected to be committed to immediately prior to the expiration of the Offer. See Section 2, "Purpose of the Offer; Certain Effects of the Offer". If the Financing has not been committed to on or prior to the initial Expiration Date, the Company intends to extend the Expiration Date from time to time for a period not to extend beyond February 22, 1999 until such Financing has been consummated and the other conditions to the Offer have been satisfied or waived. To the extent necessary or desirable, the Company, at its sole discretion, may supplement the proceeds of the Financing with cash on hand and/or borrowings under the Credit Agreement (as defined herein). As of October 31, 1998, the Company had $97 million in cash and cash equivalents and $200 million of availability under the Credit Agreement.

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE
SECTION 7, "CERTAIN CONDITIONS OF THE OFFER".

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The Company's Board of Directors believes that the Offer is in the best interests of the Company. The Offer affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Company believes that the Offer and the Financing will be accretive to earnings per share (on both a basic and diluted basis) in the Company's fiscal year ending January 29, 2000, but there can be no assurance to that effect.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $16.00 nor less than $13.50 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     Upon the terms and subject to the conditions of the Offer, if, at the expiration of the Offer, more than 10,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at prices at or below the Purchase Price and not properly withdrawn, the Company will purchase Shares validly tendered and not properly withdrawn first from all Odd Lot Holders (as defined in Section 1) who validly tendered all their Shares at or below the Purchase Price and who so certify in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and then, after the purchase of all of the foregoing Shares, all Shares tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares). See Section 1, "Number of Shares; Proration". All certificates representing Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration, will be returned at the Company's expense to the shareholders who tendered such Shares.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders who have shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. Shareholders holding Shares through brokers or banks are urged to consult such brokers or banks to determine whether transaction costs are applicable if such Shareholders tender Shares through the brokers and banks and not directly to the Depositary. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3, "PROCEDURES FOR TENDERING SHARES". The Company will pay all fees and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB"), who will act as dealer manager for the Offer (the "Dealer Manager"), American Stock Transfer and Trust Company, who will act as the depositary for the Offer (the "Depositary") and MacKenzie Partners, Inc., who will act as information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 16, "Fees and Expenses".

     As of December 22, 1998, the Company had issued and outstanding 63,825,110 Shares and had reserved 10,263,790 Shares for issuance upon exercise of outstanding stock options and convertible debt securities. The 10,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 15.7% of the issued and outstanding Shares. The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "PBY". On December 22, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $13.50. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8, "PRICE RANGE OF SHARES; DIVIDENDS".

     The Company maintains The Pep Boys -- Manny, Moe & Jack Flexitrust (the "Flexitrust") for the benefit of certain of its employee benefit plans. Holders of options to purchase Shares under such plans may instruct First Union National Bank, the trustee under the Flexitrust, to tender all or a portion of the Shares held in the Flexitrust by following the instructions set forth in
Section 3, "Procedures for Tendering Shares".

     The Pep Boys -- Manny, Moe & Jack Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment and Stock Purchase Plan") holds Shares for participants thereunder. Participants may instruct American Stock Transfer and Trust Company, the administrator of the Dividend Reinvestment Plan, to tender all or a portion of the Shares attributable to a participant's individual account by following the instructions set forth in Section 3, "Procedures for Tendering Shares".

     The decision as whether to tender Shares attributable to the accounts of participants in each of The Pep Boys -- Manny, Moe & Jack Savings Plan and The Pep Boys -- Manny, Moe & Jack Savings Plan -- Puerto Rico and the determination as to the price at which such Shares will be tendered, if any, will be made by the trustee of the applicable plan upon the direction of the administrative committee of such plan.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 10,000,000 Shares or such lesser number of Shares as are validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not greater than $16.00 nor less than $13.50 per Share. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, January 22, 1999, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15, "Extension of Offer; Termination; Amendment", for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 10,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 15, "Extension of Offer; Termination; Amendment". In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be eligible for proration, except for Odd Lots (as defined below), as explained below. The proration period also expires on the Expiration Date.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING TO FUND THE PURCHASE OF SHARES TENDERED IN THE OFFER AND TO PAY ALL RELATED FEES AND EXPENSES.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE
SECTION 7, "CERTAIN CONDITIONS OF THE OFFER".

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price or prices (not greater than $16.00 nor less than $13.50 per Share) at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that will allow it to purchase 10,000,000 Shares (or such lesser number of Shares as are validly tendered and not properly withdrawn) pursuant to the Offer. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Date at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the financing condition and the proration and conditional tender provisions referred to herein. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its sole discretion, to purchase more than 10,000,000 Shares pursuant to the Offer. See Section 15, "Extension of Offer; Termination; Amendment".

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 10,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered at prices at or below the Purchase Price and not properly withdrawn, the Company will purchase Shares validly tendered and not properly withdrawn on the basis set forth below:

       (i) all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

          (a) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of fewer than all Shares owned by such shareholder will not qualify for this preference); and

          (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

       (ii) after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6 for which the condition was satisfied, and all Shares tendered unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and

       (iii) if necessary, Shares conditionally tendered for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned beneficially as of the close of business on December 22, 1998, and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery) (an "Odd Lot Holder"). As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. This preference is not available to partial tenders or to beneficial holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who has Shares registered in his or her name and who tenders directly to the Depositary would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. Any Odd Lot Holder wishing to tender all of such shareholder's Shares should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares validly tendered and not properly withdrawn by any shareholder who tendered all Shares owned beneficially at or below the Purchase Price and who, as a result of proration, would then own, beneficially an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of such right.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price (and not withdrawn) to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price (and not withdrawn), subject to the conditional tender provisions in Section 6. Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven NYSE trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration. The order of purchase may have an effect on the United States federal income tax classification of any gain or loss on the Shares purchased. In addition, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares and whether to tender Shares on the condition that a specified minimum number, if any, is purchased. See Section 6, "Conditional Tender of Shares" and Section 14, "Certain United States Federal Income Tax Consequences".

     This Offer to Purchase and the related Letter of Transmittal was mailed to record holders of Shares on December 23, 1998 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS DUE TO FACTORS BEYOND THE CONTROL OF THE COMPANY, INCLUDING THE STRENGTH OF THE NATIONAL AND REGIONAL ECONOMIES AND CONSUMERS' ABILITY TO SPEND, THE HEALTH OF VARIOUS SEGMENTS OF THE MARKET THAT THE COMPANY SERVES, THE WEATHER IN GEOGRAPHICAL REGIONS WITH A HIGH CONCENTRATION OF THE COMPANY'S STORES, COMPETITIVE PRICING, LOCATION AND NUMBER OF COMPETITORS' STORES, PRODUCT COSTS, THE ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, THE ABILITY TO ACQUIRE REAL ESTATE, FACILITIES AND EQUIPMENT, THE ABILITY TO ESTABLISH A SUCCESSFUL COMMERCIAL DELIVERY PROGRAM AND THE ABILITY TO CONTINUE TO REDUCE INVENTORY LEVELS. FURTHER FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE MATTERS DISCUSSED BELOW AS WELL AS THE FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE COMMISSION.

                                   The Offer

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not greater than $16.00 nor less than $13.50 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. In addition, shareholders owning fewer than 100 Shares whose Shares are registered in their own name and who tender directly to the Depositary and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company.

     The Company's Board of Directors believes that the Offer is in the best interests of the Company. The Offer affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Company believes that the Offer and the Financing will be accretive to earnings per share (on both a basic and a diluted basis) in the Company's fiscal year ending January 29, 2000, but there can be no assurance to that effect.

     Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     In April 1998, the Company engaged CSFB as its financial advisor to assist the Company in reviewing its business operations, financial condition and prospects, including, strategic alternatives. The Company in recent years has been negatively impacted by difficult conditions in the "do-it-yourself" customer segment of the automotive aftermarket. In response to these conditions, the Company has adopted strategic initiatives which it believes may mitigate the negative impact on the Company. For example, in October 1998, in order to decrease its exposure to the "do-it-yourself" segment, the Company closed 109 of its non-service/non-tire format Pep Boys Express stores and sold the real estate assets related to 100 of such stores. This initiative will allow the Company to place a greater focus on its more profitable Supercenter format stores. The Company also completed the introduction of its commercial parts delivery program in July 1998, which is designed to target the "buy-for-resale" customer segment. In addition, the Company has decreased its rate of new store expansion, which will result in significantly lower capital expenditures than in past years.

     As a result of these initiatives, the Company believes that it is in a better position to achieve an operational turnaround. There are, however, many uncertainties associated with realizing such a turnaround, and no assurances can be given that the Company's efforts will succeed.

     The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a significant portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents an attractive investment for the Company and use of the Company's cash generation abilities that should benefit the Company and its shareholders over the long term.

     In deciding to approve the Offer, the Board of Directors took into account the expected financial impact of the Offer, including the increased interest expense and financial and operating constraints associated with the financing required to fund the Offer. The Company's credit ratings may decrease as a result of the Offer and the related financing. The Company believes that its cash, short-term investments and access to credit facilities following the completion of the Offer, together with its anticipated cash flow from operations, are adequate for its needs in the foreseeable future.

     The magnitude of the purchase of Shares in the Offer is substantial. The Board of Directors took into account that, if the Offer were fully subscribed and the purchase of Shares were made at the maximum per Share price, the Offer would have the effect of reducing the outstanding Shares by approximately 15.7% at an aggregate cost of approximately $163.2 million and reducing the Company's stockholders' equity from $837.3 million at October 31, 1998 to $676.2 million, on a pro forma basis. This expenditure by the Company will be financed as described in Section 2.

     From time to time, the Company has had discussions with, and has been approached by, third parties expressing varying degrees of interest in a possible acquisition of, investment in or a combination with the Company. These discussions were preliminary in nature and did not result in any proposals being recommended to the Board of Directors. In reviewing the Offer, the Board of Directors reviewed the Company's strategic business plans and was made aware of such discussions.

     Shares that the Company acquires pursuant to the Offer will become authorized Shares held in treasury and will be available for reissuance by the Company without further shareholder action (except as may be required by applicable law or the rules of any securities exchange on which the Shares are listed). Subject to applicable state laws and NYSE rules, such Shares could be issued without shareholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, repayment in shares of certain outstanding indebtedness, share dividends or in connection with stock option plans and other plans, or a combination thereof.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on several factors including, without limitation, the ability of the Company to make such purchases under its financing agreements in effect at the time, the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

                                 The Financing

     The amount required to fund the purchase of Shares tendered in the Offer (assuming a purchase price of $16.00 per Share) and to pay related fees and expenses of such transactions is estimated to be approximately $163.2 million.

     The Company intends to finance the purchase of Shares tendered pursuant to the Offer, and to pay related fees and expenses, principally by the proceeds of the Financing. The Financing is expected to be committed to immediately prior to the expiration of the Offer. To the extent necessary or desirable, the Company may supplement the proceeds of the Financing with cash on hand and/or with borrowings under the Amended and Restated Credit Agreement, dated as of April 21, 1995, as amended from time to time (the "Credit Agreement"), among the Company, the guarantors and banks signatory thereto and The Chase Manhattan Bank , as agent. As of October 31, 1998, the Company had $97 million in cash and cash equivalents and $200 million of availability under the Credit Agreement. The Company anticipates that the Senior Notes and such borrowings, if any, would be repaid with internally generated funds and from other sources, which may include the proceeds of future refinancings.

     The Offer is conditioned upon the closing of the Financing and upon the Company's obtaining waivers under or amendments to certain of its existing credit facilities to permit the Offer and the Financing. If the Financing has not been committed to, or such waivers or amendments have not been obtained, on or prior to the initial Expiration Date, the Company intends to extend the Expiration Date from time to time for a period not to extend beyond February 22, 1999 until the Financing has been consummated and the other conditions to the Offer have been satisfied or waived.

     Senior Notes. The Company intends to issue and sell Senior Notes to finance the Offer, which may be structured as a private placement or as a public offering registered pursuant to the Securities Act.

     The interest rate on the Senior Notes, and the other terms of the Senior Notes, will depend upon the credit rating of the Company's debt securities and the prevailing interest rates and market conditions at the time the Senior Notes are issued. Such credit ratings may decrease as a result of the Offer and the Financing. The Senior Notes will contain affirmative and negative covenants that are customary for similar financings of companies with similar credit ratings as the Company's. The Senior Notes will also provide for customary events of default.

     No assurances can be given that the sale of the Senior Notes will be consummated.

     Credit Agreement. The following is a summary of the principal terms of the Credit Agreement. This summary is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit (b)(1) to the Company's Issuer Tender Offer Statement on Schedule 13E-4 and is incorporated herein by reference.

     The Credit Agreement provides for revolving loans up to the aggregate principal amount of $200 million. At the Company's option, the amounts borrowed pursuant to the Credit Agreement bear interest at (i) the higher of the agent bank's prime commercial lending rate or the federal funds rate plus 0.25%, (ii) LIBOR plus a margin of up to 0.63% or (iii) a negotiated rate based upon market conditions. The Company pays to each bank a quarterly commitment fee on the daily average unused amount of such bank's commitment ranging from 0% to 0.05% and to the agent a quarterly facility fee on account of each bank based on the daily average amount of such bank's commitment ranging from 0.18% to 0.30%, based on the Company's Debt to Capital Ratio (as defined in the Credit Agreement). At October 31, 1998, no loans were outstanding under the Credit Agreement.

     The Credit Agreement is guaranteed by the wholly owned subsidiaries of the Company. The Company may borrow, repay and reborrow under the Credit Agreement the amount of the aggregate commitments of the banks, subject to certain restrictions. The Credit Agreement contains representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings. Certain financial covenants are required to be amended to permit the Offer and the Financing, in connection with which the provisions and amount of commitments may change.


     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES

AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.


3. PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For Shares to be validly tendered pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees (or an Agent's Message (as defined below) in the case of a book-entry transfer) and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN INCREMENTS OF $.125) AT WHICH THEIR SHARES ARE BEING TENDERED. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.


     In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder(s) have not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (b) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of

Transmittal. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate or stock power and guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER, IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either: (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as "confirmation of a book-entry transfer". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a confirmation of a book-entry transfer which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Guaranteed Delivery. Shareholders wishing to tender all or any part of their Shares but whose Share certificates are not immediately available, who cannot deliver their Shares and all other required documents to the Depositary or who cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date must tender their Shares pursuant to the guaranteed delivery procedure set forth in this Section 3. Pursuant to such procedure: (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) must be received by the Depositary prior to the Expiration Date; and (iii) the certificates for all physically delivered Shares in proper form for transfer by delivery, or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility of all Shares delivered electronically, in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message, and any other documents required by this Letter of Transmittal, must be received by the Depositary within three NYSE trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, each tendering shareholder must complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that it is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt holder must enter its correct taxpayer identification number in Part 1 of Substitute Form W-9, write "Exempt" in Part 2 of such form, and sign and date the form. See the Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 enclosed with Letter of Transmittal for additional instructions. In order for a foreign shareholder to qualify as an exempt recipient, a foreign shareholder must submit an Internal Revenue Service ("IRS") Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements may be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal. Shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding.

     TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 14, "Certain United States Federal Income Tax Consequences".

     Withholding For Foreign Shareholders. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or its agent unless (a) the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or (b) the foreign shareholder establishes to the satisfaction of the Company and the Depositary that the sale of Shares by such foreign shareholder pursuant to the Offer will qualify as a "sale or exchange," rather than as a distribution taxable as a dividend, for United States federal income tax purposes (see Section 14, "Certain United States Federal Income Tax Consequences"). For this purpose, a foreign shareholder is any shareholder that is not: (i) a citizen or resident of the United States;
(ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Each foreign shareholder is urged to consult its tax advisor regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 12 of the Letter of Transmittal.

     Flexitrust. As of December 22, 1998, the Flexitrust held 2,232,500 Shares. Pursuant to the terms of the Flexitrust, each holder of a then outstanding and unexercised option under any of the Company's stock option plans (each, an "Optionee") will receive a copy of the tender offer materials. Each Optionee will also receive an instruction form upon which such Optionee may instruct First Union National Bank, the trustee under the Flexitrust (the "Flexitrust Trustee"), with respect to the tendering of Shares held in the Flexitrust pursuant to the Offer. The Flexitrust Trustee will tender that number of Shares held in the Flexitrust equal to the total number of Shares held in the Flexitrust multiplied by a fraction, the numerator of which is the number of Optionees who affirmatively direct the Flexitrust Trustee to tender, and the denominator of which is the total number of Optionees (including Optionees who provide no instructions). The price at which such Shares are tendered will also be prorated by the Flexitrust Trustee, based upon the prices indicated by the Optionees.

     Dividend Reinvestment and Stock Purchase Plan. As of December 22, 1998, the Dividend Reinvestment and Stock Purchase Plan held 147,684 shares, all of which were attributable to the individual accounts of the participants thereunder ("DRIP Participants"). Such Shares will be tendered (or not tendered) by American Stock Transfer and Trust Company, as administrator of the Dividend Reinvestment and Stock Purchase Plan (in such capacity, the "Administrator"), in accordance with the instructions of DRIP Participants provided to the Administrator. Shares for which the Administrator has not received timely instructions from the DRIP Participants will not be tendered. The Administrator will make available to the DRIP Participants all documents furnished to shareholders generally in connection with the Offer. Because the Depositary also acts as the Administrator, DRIP Participants may use the Letter of Transmittal to instruct the Administrator regarding the Offer by completing the section entitled "Dividend Reinvestment and Stock Purchase Plan Shares." Each DRIP Participant may direct that all, some or none of the Shares attributable to such DRIP Participant's account under the Dividend Reinvestment and Stock Purchase Plan (including fractional Shares, if any) be tendered and the price at which such Shares are to be tendered. If a DRIP Participant tenders all Shares owned by such DRIP Participant, and all such Shares are purchased by the Company, such DRIP Participant's participation in the Dividend Reinvestment and Stock Purchase Plan shall terminate and any accrued and unpaid dividends to which such person is entitled shall be paid in cash. DRIP Participants are urged to read the Letter of Transmittal and related materials carefully.

     Savings Plans. The decision as whether to tender Shares attributable to the accounts of participants in each of The Pep Boys -- Manny, Moe & Jack Savings Plan and The Pep Boys -- Manny, Moe & Jack Savings Plan - Puerto Rico and the determination as to the price at which such Shares will be tendered, if any, will be made by the trustee of the applicable plan upon the direction of the administrative committee of such plan.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act, and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise, and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender orguarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY OR THE DEALER MANAGER. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY OR THE DEALER MANAGER WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on February 22, 1999.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice.

     Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn Shares are validly re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company will: (i) determine the lowest single Purchase Price that will allow it to purchase 10,000,000 Shares (or such lesser number of Shares as are validly tendered and not properly withdrawn prior to the Expiration Date), taking into account the number of Shares so tendered and the prices specified by tendering shareholders; and (ii) accept for payment and pay for (and thereby purchase) Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are validly tendered at or below the Purchase Price and not properly withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In accordance with applicable regulations of the Commission, the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for the Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought; and (ii) the Offering is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares validly tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message, and any other required documents.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven NYSE trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7, "Certain Conditions of the Offer".

     The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s) or such other person or otherwise), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3, "PROCEDURES FOR TENDERING SHARES" AND SECTION 14, "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

6. CONDITIONAL TENDER OF SHARES.

     Under certain circumstances set forth in Section 1, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in
Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax consequences to such shareholder of such purchase and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number, if any, must be purchased, and any shareholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. IT IS THE TENDERING SHAREHOLDER'S RESPONSIBILITY TO CALCULATE SUCH MINIMUM NUMBER OF SHARES AND EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR. If the effect of accepting tenders on a pro rata basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and Shares tendered by such shareholder will be returned as soon as practicable after the Expiration Date.

     However, if so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 10,000,000 Shares, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by random lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their Shares.

     IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND WILL THEREBY BE DEEMED WITHDRAWN.

7. CERTAIN CONDITIONS OF THE OFFER.

     The Offer is conditioned upon the consummation of the Financing and the Company's having obtained waivers under or amendments to certain of its existing credit facilities to permit the Offer and the Financing. See Section 2, "Purpose of the Offer; Certain Effects of the Offer". In addition, notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after December 23, 1998 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment (regardless of the circumstances giving rise thereto, including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

       (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly: (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the Company's sole judgment, could materially adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

       (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;
    (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

       (c) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing for the Offer; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on December 22, 1998;

       (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of the Shares, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

       (e) any change or changes shall have occurred, be pending or threatened or be proposed, which have affected or could affect the business, scope, condition (financial or otherwise), assets, income, level of indebtedness, operations, prospects, stock ownership or capital structure of the Company or its subsidiaries which, in the Company's sole judgment, is or may be material to the Company or its subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

8. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on the NYSE. The following table sets forth, for the periods indicated, the high and low closing per Share sales prices as reported on the NYSE Composite Tape:

                                                         High           Low         Dividends
                                                     ------------   -----------   ------------
FISCAL 1996:
 1st Quarter .....................................   $34 7/8        $27 7/8       $0.0525
 2nd Quarter .....................................    35 1/2         28            0.0525
 3rd Quarter .....................................    38 1/4         30 3/4        0.0525
 4th Quarter .....................................    38             27 7/8        0.0525
FISCAL 1997:
 1st Quarter .....................................    35             29 3/8        0.0600
 2nd Quarter .....................................    35 5/8         30            0.0600
 3rd Quarter .....................................    34 7/8         23 5/8        0.0600
 4th Quarter .....................................    26 3/16        21 9/16       0.0600
FISCAL 1998: .....................................
 1st Quarter .....................................    26 11/16       21 5/16       0.0650
 2nd Quarter .....................................    23 3/4         16 3/4        0.0650
 3rd Quarter .....................................    17 7/8         12 3/8        0.0650
 4th Quarter (through December 22, 1998) .........    17             12 7/8        0.0650

     On December 22, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $13.50. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The record date for the fourth quarter 1998 dividend of $0.065 per Share is January 11, 1999. Any person who owns Shares on the close of business on such date will be entitled to receive such dividend even if such Shares have been previously tendered pursuant to the Offer.

9. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 10,000,000 Shares pursuant to the Offer at a purchase price of $16.00 per Share, the Company expects the maximum amount required to finance the Offer and the payment of related fees and expenses will be approximately $163.2 million. The Company expects to finance such transactions as described in Section 2. The Offer is conditioned upon, among other things, the Financing and the Company's having obtained waivers under or amendments to certain of its existing credit facilities to permit the Offer and the Financing.

10. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a leading automotive aftermarket retail and service chain. The Company is engaged principally in the retail sale of automotive parts and accessories, automotive maintenance and service and the installation of parts. As of December 22, 1998, the Company operated 635 stores located in 37 states, the District of Columbia and Puerto Rico, of which 344 stores are owned and 291 stores are leased.

     The Company was incorporated under the laws of the Commonwealth of Pennsylvania in 1925. Its executive offices are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132, telephone (215) 229-9000.

             Summary Historical Consolidated Financial Information

     Set forth below is certain summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information has been derived from the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended January 31, 1998 and from the unaudited consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the 39-week periods ended October 31, 1998 and November 1, 1997, respectively, which have been prepared on a basis substantially consistent with the audited financial statements, and reflect, in the opinion of management, all adjustments necessary to a fair presentation of the financial position and results of operations for such periods. The results for the 39 weeks ended October 31, 1998 are not necessarily indicative of the results for the full year. The information presented below should be read in conjunction with the Company's consolidated financial statements and notes thereto. More comprehensive financial information is included in such financial statements, and the financial information which follows is qualified in its entirety by reference to such financial statements, related notes and the audit report contained therein, copies of which may be obtained as set forth below under the caption "-- Additional Information".

                                         39 Weeks Ended                    Fiscal Year Ended
                                ---------------------------------   --------------------------------
                                                                      January 31,       February 1,
                                  October 31,       November 1,         1998(2)            1997
                                    1998(1)             1997         (Fiscal 1997)     (Fiscal 1996)
                                ---------------   ---------------   ---------------   --------------
                                           (in thousands except share and per share data)
Statement of Earnings Data
 Total Revenues                    $1,835,492        $1,554,140        $2,056,520       $1,828,539
 Net Earnings                          23,841            77,354            49,611          100,824
 Basic Earnings per Share                0.39              1.27              0.81             1.67
 Diluted Earnings per Share              0.39              1.22              0.80             1.62
 Ratio of Earnings to
  Fixed Charges(3)                        1.7x              4.0x              2.3x             4.7x
Balance Sheet Data
 Cash and Cash Equivalents        $    97,470        $    3,587       $    10,811       $    2,589
 Total Assets                       2,055,463         2,009,189         2,161,360        1,818,365
 Working Capital                      272,808           197,613           151,340           70,691
 Total Debt                           776,428           746,095           693,798          518,799
 Stockholders' Equity                 837,347           850,195           822,635          778,091
 Book Value per Share(4)                13.12             13.39             12.92            12.33

                                                              (footnotes appear on following page)

------------
(1) Financial data for the thirty-nine weeks ended October 31, 1998 includes charges ($16,160 after-tax or $0.26 per share--basic and diluted) related to the closure of 109 Pep Boys Express stores and sale of real estate relating to 100 such stores.
(2) Financial data for fiscal 1997 includes charges ($18,418 after-tax or $0.30 per share--basic and diluted) associated with closing nine stores, certain store format changes, equipment write-offs, costs associated with reducing the store expansion program and other related expenses.
(3) Computed by dividing earnings by fixed charges. "Earnings" consist of earnings before income taxes and cumulative effect of change in accounting principle plus fixed charges (exclusive of capitalized interest costs). "Fixed charges" consist of interest costs (including capitalized interest costs) plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense).
(4) Book value per Share is calculated as total stockholders' equity divided by the number of Shares outstanding at the end of the period.

        Summary Unaudited Consolidated Pro Forma Financial Information

     The following summary unaudited consolidated pro forma financial information gives effect to the purchase of Shares pursuant to the Offer, the Financing and the payment of related fees and expenses, based on the assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information below, as if such transactions had occurred on the first day of each of the periods presented, with respect to statement of earnings data, and on October 31, 1998 and January 31, 1998, with respect to balance sheet data. The summary unaudited consolidated pro forma financial information should be read in conjunction with the Summary Historical Consolidated Financial Information set forth above and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the Shares pursuant to the Offer, the Financing and the payment of related fees and expenses had been completed at the dates indicated.

                                                39 Weeks Ended                                  Fiscal Year Ended
                                              October 31, 1998(1)                              January 31, 1998(2)
                               -----------------------------------------------  -------------------------------------------------
                                                        Pro Forma(3)(4)                                  Pro Forma(3)(4)
                                                     $13.50           $16.00                          $13.50           $16.00
                                  Historical       Per Share        Per Share      Historical       Per Share        Per Share
                               ---------------  ---------------  -------------  ---------------  ---------------  ---------------
                                (in thousands except share and per share data)   (in thousands except share and per share data)
Statement of Earnings Data
 Total Revenues                  $ 1,835,492      $ 1,835,492      $ 1,835,492    $ 2,056,520      $ 2,056,520      $ 2,056,520
 Net Earnings                         23,841           18,494           17,714         49,611           42,506           41,438
 Basic Earnings per Share               0.39             0.36             0.34           0.81             0.83            0.81
 Diluted Earnings per Share             0.39             0.36             0.34           0.80             0.82            0.80
 Ratio of Earnings to
  Fixed Charges(5)                       1.7x             1.3x             1.3x           2.3x             1.8x            1.7x
Balance Sheet Data
 Cash and Cash Equivalents       $    97,470      $    84,303      $    59,303    $    10,811      $    10,811      $   10,811
 Total Assets                      2,055,463        2,044,313        2,019,313      2,161,360        2,161,360       2,161,360
 Working Capital                     272,808          259,641          234,641        151,340          151,340         151,340
 Total Debt                          776,428          901,428          901,428        693,798          831,650         856,650
 Stockholders' Equity                837,347          701,197          676,197        822,635          686,485         661,485
 Book Value per Share(6)               13.12            13.03            12.56          12.92            12.79           12.33

------------
(1) Financial data for the thirty-nine weeks ended October 31, 1998 includes charges ($16,160 after-tax or $0.26 per share--basic and diluted) related to the closure of 109 Pep Boys Express stores and sale of real estate assets relating to 100 such stores.
(2) Financial data for fiscal 1997 includes charges ($18,418 after-tax or $0.30 per share--basic and diluted) associated with closing nine stores, certain store format changes, equipment write-offs, costs associated with reducing the store expansion program and other related expenses.

(3) The pro forma information assumes 10,000,000 Shares to be purchased at $13.50 per Share and $16.00 per Share. For the thirty-nine weeks ended October 31, 1998, the purchase is assumed to be financed through the proceeds of an issuance of $125,000 aggregate principal amount of Senior Notes and the balance from available cash. For the fiscal year ended January 31, 1998, the purchase is assumed to be financed through the proceeds of an issuance of $125,000 aggregate principal amount of Senior Notes and the balance from borrowings under the Credit Agreement. Interest per annum on the Senior Notes and under the Credit Agreement is assumed to be 7.5% and 6.5%, respectively. Assuming the purchase of 10,000,000 Shares at $16.00 per Share, each 1/4% increase or decrease in the cost of financing would impact net earnings and basic and diluted earnings per share for the thirty-nine weeks ended October 31, 1998 by $196 and $.004, respectively, and for the fiscal year ended January 31, 1998 by $268 and $.005, respectively.
(4) The pro forma information assumes expenses directly related to the Offer and related financing expenses of approximately $3.2 million and $2.9 million in the aggregate for the thirty-nine weeks ended October 31, 1998 and the fiscal year ended January 31, 1998, respectively.
(5) Computed by dividing earnings by fixed charges. "Earnings" consist of earnings before income taxes and cumulative effect of change in accounting principle plus fixed charges (exclusive of capitalized interest costs). "Fixed charges" consist of interest costs (including capitalized interest costs) plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense).
(6) Book value per Share is calculated as total stockholders' equity divided by the number of Shares outstanding at the end of the period.

                            Additional Information

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549, at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of December 22, 1998, the Company had issued and outstanding 63,825,110 Shares and had reserved for issuance upon exercise of outstanding stock options and convertible debt securities 10,263,790 Shares. The 10,000,000 Shares that the Company is offering to purchase represent approximately 15.7% of the Shares then issued and outstanding. As of December 22, 1998, the Company's directors and executive officers as a group (11 persons) beneficially owned an aggregate of 6,275,431 Shares representing approximately 9.6% of the issued and outstanding Shares, assuming the exercise of options exercisable within 60 days. Each of the Company's directors and executive officers has advised the Company that he does not intend to tender any Shares pursuant to the Offer. If the Company purchases 10,000,000 Shares pursuant to the Offer, the Company's executive officers and directors as a group would own beneficially approximately 11.4% of the issued and outstanding Shares immediately after the Offer, assuming exercise of options exercisable within 60 days.

     Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except for outstanding options to purchase Shares granted from time to time to certain employees (including executive officers) of the Company pursuant to the Company's stock option plans and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. However, there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares and the continued listing of the Company's securities on the NYSE.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed). Subject to applicable state laws and NYSE rules, such Shares could be issued without shareholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, repayment in shares of certain outstanding indebtedness, share dividends or in connection with stock option plans and other plans, or a combination thereof. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7, "Certain Conditions of the Offer".

14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" or "constructive sale" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States shareholder (herein, a "Holder"). For purposes of this summary, a "United States shareholder" is a beneficial owner of the Shares who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. This discussion does not address the tax consequences to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally subject to tax in a manner similar to United States shareholders; however, certain special rules apply. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 3, "Procedures for Tendering Shares" for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of the tax withheld. ANY SUCH SHAREHOLDER IS STRONGLY ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR. This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO HIM OR HER OF PARTICIPATION IN THE OFFER.

     Consequences to Tendering Holders of Exchange of Shares for Cash Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, the Holder will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Company.

     Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a "complete termination" of all such Holder's equity interest in the Company, (ii) results in a "substantially disproportionate" redemption with respect to such Holder or
(iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying each of the Section 302 tests, a Holder is in general deemed to own constructively the Shares actually owned by certain related individuals and entitles.

     A Holder that exchanges all Shares actually or constructively owned by such Holder for cash pursuant to the Offer will be regarded as having completely terminated such Holder's equity interest in the Company. An exchange of Shares for cash will be a "substantially disproportionate" redemption with respect to a Holder if the percentage of the then outstanding Shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. A Holder who wishes to satisfy the "not essentially equivalent to a dividend" test is urged to consult such Holder's tax advisor because this test will be met only if the reduction in such Holder's proportionate interest in the Company constitutes a "meaningful reduction" given such Holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction". If a Holder sells Shares to persons other than the Company at or about the time such Holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the Holder are part of an overall plan to reduce or terminate such Holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the Holder's sale of Shares pursuant to the Offer and, if integrated, may be taken into account in determining whether the Holder satisfies any of the three tests described above. A Holder should consult his tax advisor regarding the treatment of other exchanges of Shares for cash which may be integrated with such Holder's sale of Shares to the Company pursuant to the Offer.

     If a Holder is treated as recognizing gain or loss from the disposition of Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Holder's holding period of the Shares exceeds one year as of the date of the exchange. Any long-term capital gain recognized by Holders that are individuals, estates or trusts will be taxable at a maximum rate of 20%. However, any short-term capital gain recognized by Holders that are individuals, estates or trusts and any long-term or short-term capital gain recognized by Holders that are corporations will be taxable at regular income tax rates.

     If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder in such exchange will be treated as a dividend to the extent of the Company's current earnings and profits for its base year, and accumulated earnings and profits, as determined for United States federal income tax purposes. Such a dividend will be includible in the Holder's gross income as ordinary income in its entirety, without reduction for the Holder's tax basis of the Shares exchanged, and no loss will be recognized. The Holder's tax basis in the Shares exchanged, however, will be added to such Holder's tax basis in the remaining Shares that it owns. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. A corporate Holder should consult its tax advisor concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code.

     The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above. However, see Section 6, "Conditional Tender of Shares" regarding a shareholder's right to tender Shares subject to the condition that a specified minimum number of such Shares must be purchased (if any are purchased).

     Consequences to Shareholders who do not Tender Pursuant to the Offer. Shareholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

     See Section 3, "Procedures for Tendering Shares" with respect to the application of United States federal income tax withholding to payments made to foreign shareholders and backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will disseminate additional information and extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(2) and 14e-4(f)(1) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.
If: (i) the Company increases or decreases the price to be paid for Shares, the number of Shares being sought in the Offer or the Dealer Manager's soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares; and (ii) the Offer ends on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, the Offer will then be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES.

     CSFB is acting as Dealer Manager in connection with the Offer, for which services CSFB will receive customary compensation. The Company also has agreed to reimburse CSFB for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify CSFB and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     The Company has retained American Stock Transfer and Trust Company to act as Depositary and MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will each receive reasonable and customary compensation for their respective services as Depositary and Information Agent, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable to brokers, dealers or other persons (other than to the Dealer Manager, the Depositary or the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company for purposes of the Offer (except for the Dealer Manager).

     The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licenses under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                            THE PEP BOYS -- MANNY, MOE & JACK


December 23, 1998

     Manually signed facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.


                       The Depositary for the Offer is:


                   AMERICAN STOCK TRANSFER AND TRUST COMPANY


            By Mail:                       By Hand:                   By Overnight Delivery:               By Facsimile:
 American Stock Transfer and      American Stock Transfer and      American Stock Transfer and      American Stock Transfer and
          Trust Company                  Trust Company                    Trust Company                    Trust Company
          40 Wall Street                 40 Wall Street                   40 Wall Street             (for Eligible Institutions
       New York, New York                  46th Floor                       46th Floor                         only)
             10005                     New York, New York               New York, New York                 (718) 234-5001
                                             10005                            10005

                                             Confirm by Telephone: (718) 921-8200


     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                            [MACKENZIE PARTNERS LOGO]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                        Call Toll Free: (800) 322-2885

                     The Dealer Manager for the Offer is:


                    Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 881-8320